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                                                                     EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT


The Shareholders and Board of Directors
Jenny Craig, Inc.:

         We consent to incorporation by reference in the registration statements (No. 33-47594 and No. 33-86098) on Form S-8 of Jenny Craig, Inc. of our report dated August 16, 1996, relating to the consolidated balance sheets of Jenny Craig, Inc. and subsidiaries as of June 30, 1995 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996, and the related schedule, which report appears in the June 30, 1996 annual report on Form 10-K of Jenny Craig, Inc.



                                                           KPMG PEAT MARWICK LLP
San Diego, California
September 24, 1996